UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 16, 2014

SWK HOLDINGS CORPORATION

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27163	77-0435679
(Commission File Number)	(IRS Employer Identification No.)
15770 Dallas Parkway, Suite 1290, Dallas, TX	75248
(Address of Principal Executive Offices)	(Zip Code)

(972) 687-7250

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 16, 2014, funds managed by Carlson Capital, L.P. (“Carlson”) made a non-binding offer to acquire 80 million shares of common stock of SWK Holdings Corporation, a Delaware corporation (the "Company"), for a purchase price of $1.20 per share (the "Carlson Offer"). As of May 14, 2014, Carlson and its affiliates beneficially owned approximately 29.8% of the Company’s common stock. Further details regarding the Carlson Offer are contained in the Schedule 13D/A filed by Carlson with the Securities and Exchange Commission on May 16, 2014. In addition, prior to receiving the Offer, the Company received a non-binding proposal from an unrelated third party with respect to a proposed investment in the Company (the “Potential Investor Offer”).

On May 13, 2014, the Company formed a Special Committee of the Board of Directors (the “Special Committee”) to evaluate the Potential Investor Offer and any alternative financing options that may be available to the Company, including the proposed rights offering for which the Company has filed a Registration Statement on Form S-1. Upon receipt of the Carlson Offer, the Board of Directors expanded the authority of the Special Committee to include evaluation of the Carlson Offer.

The Special Committee is comprised of William Clifford and Michael Margolis, both of whom have been determined by the Board of Directors to be independent and disinterested with respect to the Potential Investor Offer and the Carlson Offer.

There is no assurance that the Potential Investor Offer, the Carlson Offer or any other alternative will result in a definitive agreement or be approved or consummated. The Company does not intend to disclose developments regarding these matters unless and until a determination is made that disclosure is necessary or appropriate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SWK HOLDINGS CORPORATION

By:	/s/ J. BRETT POPE
J. Brett Pope
Chief Executive Officer

Date: May 28, 2014

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